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Exhibit 3.11

RESTATED ARTICLES OF INCORPORATION
OF
AMERICAN TECHNICAL MOLDING, INC.

        ARTICLE I:    The name of the corporation (hereinafter referred to as the "Corporation") is AMERICAN TECHNICAL MOLDING, INC.

        ARTICLE II:    The existence of the Corporation is perpetual.

        ARTICLE III:    The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

        ARTICLE IV:    The total number of shares which the Corporation is authorized to issue is 100, all of which are of one class and are common shares.

        ARTICLE V:    In the interim between meetings of shareholders held for the election of directors or for the removal of one or more directors and the election of the replacement or replacements thereat, any vacancy which results by reason of the removal of a director or directors by the shareholders entitled to vote in an election of directors, and which has not been filled by said shareholders, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by the sole remaining director, as the case may be.

        ARTICLE VI:    The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        ARTICLE VII:    The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code of the State of California) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code of the State of California, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code of the State of California.

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RESTATED ARTICLES OF INCORPORATION OF AMERICAN TECHNICAL MOLDING, INC.